Exhibit 10.7

First Amendment to the

Arkansas Best Corporation

Executive Officer Annual Incentive Compensation Plan

THIS FIRST AMENDMENT (the “First Amendment”) to the Arkansas Best Corporation Executive Officer Annual Incentive Compensation Plan, as amended from time to time (the “Plan”), is effective January 1, 2010 (the “Effective Date”), and is made by Arkansas Best Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant annual cash awards to executive officers of the Company and its subsidiaries, based on the achievement of pre-established performance goals;

WHEREAS, the Company’s board of directors (the “Board”) has determined that it is desirable to submit for approval to the stockholders of the Company, at the Company’s 2010 Annual Meeting of Stockholders, the material terms of the Plan, including the employees eligible to participate therein, the maximum compensation payable under the Plan and the business criteria that may be used for setting performance goals under the Plan, for purposes of satisfying the “performance-based compensation” exemption under section 162(m) of the IRC of 1986, as amended (the “Code”), which requires the material terms of the Plan to be disclosed to and approved by the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan;

WHEREAS, in connection with such approval, the Board has determined that it is desirable to amend the Plan, effective as of the Effective Date and subject to the approval of the Company’s stockholders, to (i) increase the maximum amount of compensation that may be paid to each participant under the Plan in any one year with respect to awards intended to constitute “performance-based compensation” within the meaning of section 162(m) of the Code, (ii) add certain adjustment provisions applicable to the performance criteria under the Plan and (iii) make certain clarifying changes to the Plan; and

WHEREAS, Section 11 of the Plan provides that the Board or the committee appointed by the Board to administer the Plan may amend the Plan from time to time under certain circumstances, subject to approval by the Company’s stockholders in the case of certain material amendments pursuant to section 162(m) of the Code.

NOW, THEREFORE, the Plan shall be amended as of the Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.             The second paragraph of Section 5.1 of the Plan shall be deleted in its entirety and replaced with the following:

In establishing or adjusting a performance goal, the Committee may exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) any amounts accrued by the Company or its Subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (b) any discretionary or matching contributions made to the savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (c) asset write-downs; (d) litigation, claims, judgments or settlements; (e) the effect of changes in tax law or other such laws or regulations affecting reported results; (f) accruals for reorganization and restructuring programs; (g) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as Accounting Principles Board (“APB”) Opinion No. 30, as the same may be amended or superseded from time to time; (h) any change in accounting principle as defined in the Accounting Standards Codification topic(s) that replaced or were formerly known as Financial Accounting Standards Board (“FASB”) Statement 154, as the same may be amended or superseded from time to time; (i) any loss from a discontinued operation as described in the Accounting Standards Codification topic(s) that replaced or were formerly known as FASB Statement 144, as the same may be amended or superseded from time to time; (j) goodwill impairment charges; (k) operating results for any business acquired during the Plan Year; and (l) third party expenses associated with any acquisition by the Company or any Subsidiary.

2.             Section 5.4 of the Plan shall be deleted in its entirety and replaced with the following:

5.4      FINAL AWARD LIMIT. The Committee may establish guidelines governing the maximum Final Award that may be earned by Executive Officers (either in the aggregate, by Employee class, or among individual Executive Officers) in each Plan Year. The guidelines may be expressed as a percentage of companywide goals of financial measures, or such other measures as the Committee shall from time to time determine; provided, however, that the maximum payout with respect to a Final Award payable to any one Executive Officer in connection with performance in any one Plan Year shall not exceed $3,000,000.

3.             Section 6.1 of the Plan shall be deleted in its entirety and replaced with the following:

6.1      FORM AND TIMING OF PAYMENT. Unless a deferral election is made by an Executive Officer pursuant to Section 6.2 herein, or deferral of all or a portion of an Executive Officer’s Final Award is required by Section 6.3, each Executive Officer’s Final Award shall be earned and paid in cash, in one lump sum, as soon as the Final Award’s calculation is completed and the written certification of the Committee in Section 5.6 hereof has been issued, but in no event later than March 15 of the calendar year following the Plan Year to which such Final Award relates. Except as provided in Section 7, an Executive Officer must be employed by the Company or a Subsidiary on the date of payment to receive a Final Award.

4.             The first paragraph of Section 10 of the Plan shall be deleted in its entirety and replaced with the following:

In the event of a Change in Control, each Executive Officer shall receive a pro rata payment of the greater of his or her Target Incentive Award or Final Award for the Plan Year during which such Change in Control occurs. In such circumstances, the Committee shall determine the Final Award based upon performance during the Plan Year until the date of the Change in Control. Such proration shall be determined based on the Base Salary received by the Executive Officer during the Plan Year as of the effective date of the Change in Control. Such amount shall be paid in cash to each Executive Officer as soon as the final calculation is completed, but in any event within forty-five (45) days after the effective date of the Change in Control.

NOW, THEREFORE, be it further provided that, except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this First Amendment by its duly authorized officer, effective as of the Effective Date and subject to approval by the Company’s stockholders.

ARKANSAS BEST CORPORATION

By:
Name:
Title:
Date: